Exhibit 11.1

                              NEWMIL BANCORP, INC.
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                    (in thousands except per share amounts)


                                     Three month      Six month
                                     period ended    period ended
                                       June 30,         June 30,
                                     2003    2002    2003    2002
                                     ----    ----    ----    ----
Net income
Net income - basic and diluted     $1,821  $1,770  $3,648  $3,487
                                   ------  ------  ------  ------
Weighted Average Common and Common
Equivalent Stock

Weighted average common stock
  outstanding - basic               4,092   4,373   4,161   4,378
Assumed conversion as of the
  beginning of each period or upon
  issuance during a period of stock
  options outstanding at the end
  of each period                      417     488     414     511
Assumed purchase of treasury stock
  during each period with proceeds
  from conversion of stock options
  outstanding at the end of each
  period                             (198)   (240)   (202)   (260)
                                    -----   -----   -----   -----
Weighted average common and common
  equivalent stock outstanding
- diluted                           4,311   4,621   4,373   4,629
                                    =====   =====   =====   =====

Earnings Per Common and Common
Equivalent Share
Basic                               $0.45   $0.40   $0.88   $0.80
Diluted                             $0.42   $0.38   $0.83   $0.75
                                    =====   =====   =====   =====